As filed with the Securities and Exchange Commission on April 14, 2003

Registration No. 333-98207

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOST MARRIOTT CORPORATION

(Exact name of registrant as specified in its governing instrument)

Maryland	53-0085950
(State of Incorporation)	(I.R.S. Employer Identification Number)

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

240-744-1000

(Address and telephone number of principal executive offices)

W. Edward Walter

Executive Vice President and Chief Financial Officer

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

240-744-1000

(Name, address and telephone number of agent for service)

Copies to:

Elizabeth A. Abdoo, Esq. Executive Vice President and General Counsel HOST MARRIOTT CORPORATION 6903 Rockledge Drive, Suite 1500 Bethesda, Maryland 20817 (240) 744-1000	J. Warren Gorrell, Jr., Esq. Eve N. Howard, Esq. HOGAN & HARTSON L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004-1109 (202) 637-5600

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Host Marriott Corporation Registration Statement on Form S-3 is being filed solely for the purpose of filing herewith Exhibit 8.1, the Opinion of Hogan & Hartson L.L.P. regarding certain tax matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$6,098
Printing and Duplicating Expenses	$5,000
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses.	$15,000
Miscellaneous	$5,000

Total	$81,098

Item 15.     Indemnification of Directors and Officers

The Maryland General Corporation Law, as amended (the “MGCL”), permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents, and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation if such director or officer has been adjudged to be liable to the corporation.

Host Marriott’s Articles of Amendment and Restatement of Articles of Incorporation (the “Articles of Incorporation”) require it to indemnify its directors and officers, whether serving Host Marriott or at Host Marriott’s request any other entity, to the full extent permitted by Maryland law, including the advance of expenses to the full extent permitted by law. The Articles of Incorporation permits Host Marriott to indemnify other employees and agents of Host Marriott to such extent as shall be authorized by the Board of Directors or Host Marriott’s Bylaws (the “Bylaws”) and be permitted by law.

The Bylaws require Host Marriott, to the maximum extent permitted by Maryland law, to indemnify (i) any director or officer of Host Marriott or former director or officer of Host Marriott (including any individual who, while a director or officer of Host Marriott and at the express request of Host Marriott, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such entity) who has been successful, on the merits or otherwise, in the defense of a proceeding to which the individual was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, and (ii) any director or officer or any former director or officer against any claim or liability to which he or she may become subject by reason of such status unless it is established that (a) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result or active and deliberate dishonesty, (b) he or she actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he or she had reasonable cause to believe that his act or omission was unlawful.

Host Marriott’s Bylaws obligate it to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity, provided that, in the case of a director or officer, Host Marriott shall have received (a) a written affirmation by the director or officer of the officer’s good faith belief that he or she has met the applicable standard of conduct necessary for indemnification by Host Marriott as authorized by the Bylaws and (ii) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by Host Marriott if it shall ultimately be determined that the applicable standard of conduct was not met.

The Amended and Restated Agreement of Limited Partnership of the Operating Partnership also provides for indemnification of Host Marriott and its officers and directors to the same extent that indemnification is provided to officers and directors of Host Marriott in its Articles of Incorporation, and limits the liability of Host Marriott and its officers and directors to the Operating Partnership and its respective partners to the same extent that the liability of the officers and directors of Host Marriott to the Company and its stockholders is limited under Host Marriott’s Articles of Incorporation.

Item 16.     Exhibits

Exhibit Index

Exhibit No.		Description

2.1

Agreement and Plan of Merger by and among Host Marriott Corporation, HMC Merger Corporation and Host Marriott L.P. (incorporated by reference to Host Marriott Corporation Registration Statement No. 333-64793).

3.1		Bylaws of Host Marriott Corporation as amended effective August 1, 2002 (incorporated by reference to Exhibit 3.1 of Host Marriott Corporation Annual Report on Form 10-K filed March 31, 2003).

4.1		Form of Common Stock Certificate of Host Marriott Corporation (incorporated by reference to Host Marriott Corporation Registration Statement No. 333-55807).

4.2	(i)

Guarantee Agreement, dated December 2, 1996, between Host Marriott Corporation and IBJ Schroeder Bank & Trust Company, as Guarantee Trustee (incorporated by reference to Exhibit 4.6 of Host Marriott Corporation Registration Statement No. 333-19923).

4.2	(ii)

Amendment No. 1, dated December 29, 1998, to Guarantee Agreement, dated December 2, 1996 (incorporated by reference to Exhibit 4.2 of Host Marriott Corporation Current Report on Form 8-K, dated December 30, 1998).

4.3	(i)

Rights Agreement between Host Marriott Corporation and The Bank of New York, as Rights Agent, dated as of November 23, 1998 (incorporated by reference to Exhibit 4.1 of Host Marriott Corporation Registration Statement on Form 8-A dated December 11, 1998).

4.3	(ii)

Amendment No. 1 to Rights Agreement between Host Marriott Corporation and The Bank of New York, as Rights Agent, dated as of December 18, 1998 (incorporated by reference to Exhibit 4.2 of Host Marriott Corporation Amendment to Registration Statement on Form 8-A/A dated December 24, 1998).

4.3	(iii)

Amendment No. 2 to Rights Agreement between Host Marriott Corporation and The Bank of New York, as Rights Agent, dated as of August 21, 2002 (incorporated by reference to Exhibit 4.3 to Host Marriott Corporation Report on Form 10-Q filed October 21, 2002).

4.4

Amended and Restated Indenture dated as of August 5, 1998, by and among HMH Properties, Inc., as Issuer, and the Subsidiary Guarantors named therein, and Marine Midland Bank, as Trustee (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated August 6, 1998).

4.5

First Supplemental Indenture to Amended and Restated Indenture dated as of August 5, 1998 among HMH Properties, Inc., the Guarantors and Subsidiary Guarantors named in the Amended and Restated Indenture, dated as of August 5, 1998, and Marine Midland Bank, as Trustee (the “Trustee”) (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated August 6, 1998).

4.6

Second Supplemental Indenture, dated as of December 11, 1998, among HMH Properties, Inc., a Delaware corporation (the “Company”), the Guarantors and Subsidiary Guarantors named in the Amended and Restated Indenture, dated as of August 5, 1998 (the “Indenture”), and Marine Midland Bank, as Trustee (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated December 11, 1998).

xhibit No.		Description

4.7

Third Supplemental Indenture, dated as of December 14, 1998, by and among HMH Properties Inc., Host Marriott, L.P., the entities identified as New Subsidiary Guarantors and Marine Midland Band, as Trustee, to Amended and Restated Indenture, dated as of August 5, 1998, among the Company, the Guarantors named therein and Subsidiary Guarantors named therein and the Trustee (incorporated by reference to Exhibit 4.3 of Host Marriott, L.P.’s Registration Statement No. 333-55807).

4.8

Fourth Supplemental Indenture, dated as of February 25, 1999, among Host Marriott, L.P. the Subsidiary Guarantors signatory to the Fourth Supplemental Indenture and Marine Midland Bank as Trustee to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented through the date of the Fourth Supplemental Indenture (incorporated by reference to Exhibit 4.2 of Host Marriott, L.P.’s Registration Statement No. 333-79275).

4.9

Sixth Supplemental Indenture, dated as of October 6, 2000, among Host Marriott, L.P., the Subsidiary Guarantors signatory to the Sixth Supplemental Indenture and HSBC Bank USA (formerly Marine Midland Bank), as Trustee to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented through the date of the Sixth Supplemental Indenture (incorporated by reference to Exhibit 4.2 of Host Marriott, L.P.’s Registration Statement No. 333-51944).

4.10

Ninth Supplemental Indenture, dated as of December 14, 2001, among Host Marriott, L.P. the Subsidiary Guarantors signatory to the Ninth Supplemental Indenture and HSBC Bank USA (formerly Marine Midland Bank), as Trustee to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented through the date of the Ninth Supplemental Indenture (incorporated by reference to Exhibit 4.2 of Host Marriott, L.P.’s Registration Statement No.333-76550).

4.11	(i)

Indenture for the 6 3/4% Convertible Debentures, dated December 2, 1996, between Host Marriott Corporation and IBJ Schroeder Bank & Trust Company, as Indenture Trustee (incorporated by reference to Exhibit 4.3 of Host Marriott Corporation Registration Statement No. 333-19923).

4.11	(ii)

First Supplemental Indenture, dated December 29, 1998, to Indenture, dated December 2, 1996, by and among Host Marriott Corporation, HMC Merger Corporation, Host Marriott, L.P. and IBJ Schroder Bank & Trust Company (incorportated by reference to Exhibit 4.1 of Host Marriott Corporation Current report on Form 8-K, dated December 30, 1998).

4.12

Amended and Restated Trust Agreement, dated December 2, 1996, among Host Marriott Corporation, IBJ Schroeder Bank & Trust Company, as Property Trustee, Delaware Trust Capital Management, Inc., as Delaware Trustee, and Robert E. Parsons, Jr., Bruce D. Wardinski and Christopher G. Townsend, as Administrative Trustees (incorporated by reference to Exhibit 4.2 of Host Marriott Corporation Registration Statement No. 333-19923).

4.13

Amended and Restated Trust Agreement, dated as of December 29, 1998, among HMC Merger Corporation, as Depositor, IBJ Schroder Bank & Trust Company, as Property Trustee, Delaware Trust Capital Management, Inc., as Delaware Trustee, and Robert E. Parsons, Jr., Ed Walter and Christopher G. Townsend, as Administrative Trustees (incorporated by reference to Host Marriott Corporation 1998 Annual Report of Form 10-K filed March 26, 1999).

5.1	#	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered.

8.1	*	Opinion of Hogan & Hartson L.L.P. regarding certain tax matters.

23.1		Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1).

23.2		Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 8.1).

23.3	#	Consent of KPMG LLP, independent auditors.

24.1	#	Power of Attorney (included in signature page).

99.1		Description of Material Federal Income Tax Considerations (incorporated by reference to Exhibit 99.1 of Host Marriott Corporation’s Current Report on Form 8-K filed with the SEC on April 8, 2003).

#  Previously filed.

*  Filed herewith.

Item 17.    Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BETHESDA, MARYLAND, ON THIS 14TH DAY OF APRIL, 2003.

HOST MARRIOTT CORPORATION

By:	/S/ ROBERT E. PARSONS, JR.
RobertE. Parsons, Jr. ExecutiveVice President Special Projects

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF THE 14TH DAY OF APRIL, 2003.

Signature	Title

* Christopher J. Nassetta	President, Chief Executive Officer and Director (principal executive officer)

/s/ W. EDWARD WALTER W. Edward Walter	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ ROBERT E. PARSONS, JR. Robert E. Parsons, Jr.	Executive Vice President Special Projects

/s/ LARRY K. HARVEY Larry K. Harvey	Senior Vice President and Corporate Controller (principal accounting officer)

* Richard E. Marriott	Chairman of the Board of Directors

* Robert M. Baylis	Director

* Terence C. Golden	Director

* Ann McLaughlin Korologos	Director

* John G. Schreiber	Director

Judith A. McHale	Director

*	Pursuant to Power of Attorney

By:	/s/ Robert E. Parsons, Jr.
Robert E. Parsons, Jr. As Attorney-In-Fact

EXHIBIT INDEX

Item 16 of the accompanying registration statement is incorporated by reference herein.